Exhibit 99




Accesspoint Files Writ of Appeal of Denial for Dismissal of Shareholder Lawsuit

    LOS ANGELES--(BUSINESS WIRE)--Sept. 23, 2003--Accesspoint Corporation (OTCBB:ASAP) today announced that in the ongoing shareholder derivative action known as Bentley v. Barber, the motion for summary judgment filed on July 3, 2003 asking for dismissal of the Bentley matter based on the findings of the special litigation committee of the board of directors was denied by Judge Dennis Choate in the Orange County Superior Court. Based on purported relationships of the members of the Special Litigation Committee, the judge ruled that a triable fact regarding the independence of these individuals and their ability to render an unbiased decision on the case needed to be determined by a jury.
    Based on legal facts and prior case history, Accesspoint strongly objects to the ruling of Judge Choate in the matter and has directed its counsel to file a writ of appeal to the 4th Circuit Court of Appeal. Accesspoint stands behind both the independence of all members of the special litigation committee as well as on their findings. Those findings warrant dismissal of the action as outlined below:

    1) That the allegations raised in the Bentley Action are without merit;

    2) The action was previously settled on June 26, 2002, after both the plaintiff and the court in the Bentley action concluded the settlement agreement was in the best interests of the Company. The Committee therefore concluded that the best interests of the company would be served by a dismissal of the action and the enforcement of the settlement agreement previously approved by the court;

    3) That it is not in the Company's best interests to pursue the litigation, as the costs of prosecuting the litigation far exceed any possible recovery to the Company, particularly given the possible indemnity obligations of the Company;

    4) The balance of the Company's corporate interests could be irreparably harmed by ongoing litigation as it jeopardizes the Company's key partnerships; the need for and ability to focus on obtaining new accounts; the need to apply the Company's resources, management, and assets to the payment and resolution of outstanding debts; and the need to repair the Company's reputation that has been damaged by this litigation.

    "Accesspoint will continue to vigorously fight the Bentley actions based on its lack of merit," said Becky H. Takeda.

    Forward Looking Statements

    This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that certain statements in this release are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors. Such uncertainties and risks include, among others, certain risks associated with the operation of the company described above. The Company's actual results could differ materially from expected results.

    CONTACT: Accesspoint Corporation
             Lawrence C. Early, 310-846-2455